NEWS RELEASE

Exhibit 99.1

Encore Energy Partners LP Announces Second Quarter 2011 Results

Houston – August 4, 2011 - (Business Wire) – Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced its unaudited second quarter 2011 results.

Summary of 2011 and 2010 Second Quarter Results

The following table highlights certain reported amounts for the second quarter of 2011 and 2010 (common units and dollars in millions, except quarterly distribution per unit):

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010
Adjusted EBITDAX (a non-GAAP measure)	$32.3	$30.1
Net income	$41.2	$26.5
Adjusted net income (a non-GAAP measure)	$17.8	$11.2
Distributable cash flow (a non-GAAP measure)	$28.1	$25.0
Total distributions to be paid	$21.6	$22.9
Quarterly distribution per unit	$0.47	$0.50
Weighted average common units outstanding	45.5	45.3
Total units to which Q2 distributions will be paid	46.0	45.8
Oil and natural gas revenues	$54.4	$44.8
Average daily production volumes (BOE/D)	8,534	8,841
Oil volumes as a percentage of total production volumes	64%	65%
Oil and natural gas development & exploration costs	$1.5	$1.7

Adjusted EBITDAX totaled $32.3 million for the second quarter of 2011 and distributable cash flow totaled $28.1 million. Adjusted EBITDAX and distributable cash flow are non-GAAP financial measures, which are defined and reconciled to their most directly comparable GAAP measures in the attached financial schedules.

We reported net income attributable to Encore unitholders for the quarter of $41.2 million or $0.90 per basic unit compared to a reported net income of $26.5 million or $0.58 per basic unit in the second quarter of 2010; however, both quarters included special items. The recent quarter included $23.8 million of non-cash unrealized net gains in our commodity and interest rate derivatives contracts and $0.4 million in one-time material transaction costs incurred on acquisitions and mergers. The 2010 first quarter results included a $15.2 million unrealized net gain in our commodity and interest rate derivatives contracts.

Excluding the net impact of the specific non-cash and one-time items mentioned above, Adjusted Net Income attributable to Encore unitholders (a non-GAAP financial measure defined below) was $17.8 million in the second quarter of 2011 or $0.39 per basic unit, as compared to $11.2 million or $0.25 per basic unit, in the second quarter of 2010.

Average daily production for the second quarter of 2011 was 5,444 Bbls of oil per day, 15,984 Mcf of natural gas per day, and 426 Bbls of natural gas liquids per day compared to 5,704 Bbls of oil per day, 16,011 Mcf of natural gas per day and 469 Bbls of natural gas liquids per day for the second quarter of 2010, for a combined 8,534 barrels of oil equivalent per day ("BOE/D") in the second quarter of 2011 compared to 8,841 BOE/D in the second quarter of 2010.

For the second quarter of 2011, the Partnership's average realized oil price was $90.90 per Bbl after consideration of a negative eleven percent ($11.66 per Bbl) oil differential to NYMEX compared to $69.27 per Bbl and a negative eleven percent ($8.85 per Bbl) oil differential to NYMEX for the second quarter of 2010. The average realized natural gas price was $4.31 per Mcf compared to $4.32 per Mcf in the second quarter of 2010.

Summary of 2011 and 2010 Six Month Results

The following table highlights certain reported amounts for the periods indicated (dollars in millions):

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Adjusted EBITDAX (a non-GAAP measure)	$64.6	$61.9
Net income	$6.8	$43.9
Adjusted net income (a non-GAAP measure)	$31.1	$22.5
Distributable cash flow (a non-GAAP measure)	$55.9	$52.9
Oil and natural gas revenues	$101.5	$93.4
Average daily production volumes (BOE/D)	8,499	8,937
Oil volumes as a percentage of total production volumes	64%	62%
Oil and natural gas development & exploration costs	$2.7	$2.3

Adjusted EBITDAX totaled $64.6 million for the first six months of 2011 and distributable cash flow totaled $55.9 million. Adjusted EBITDAX and distributable cash flow are non-GAAP financial measures, which are defined and reconciled to their most directly comparable GAAP measures in the attached financial schedules.

We reported net income attributable to Encore unitholders for the first half of 2011 of $6.8 million or $0.15 per basic unit compared to a reported net income of $43.9 million or $0.96 per basic unit in the first half of 2010; however, both periods included special items. The 2011 results included $24.0 million of non-cash unrealized net losses in our commodity and interest rate derivatives contracts and $0.4 million in one-time material transaction costs incurred on acquisitions and mergers. The 2010 results included a $21.3 million unrealized net gain in our commodity and interest rate derivatives contracts.

Excluding the net impact of the specific non-cash and one-time items mentioned above, Adjusted Net Income attributable to Encore unitholders (a non-GAAP financial measure defined below) was $31.1 million in the first half of 2011 or $0.68 per basic unit, as compared to $22.5 million or $0.49 per basic unit, in the first half of 2010.

Average daily production for the first six months of 2011 was 5,444 Bbls of oil per day, 15,678 Mcf of natural gas per day, and 442 Bbls of natural gas liquids per day compared to 5,572 Bbls of oil per day, 16,420 Mcf of natural gas per day and 628 Bbls of natural gas liquids per day for the first six months of 2010, for a combined 8,499 barrels of oil equivalent per day ("BOE/D") in the first six months of 2011 compared to 8,937 BOE/D in the first six months of 2010.

For the first six months of 2011, the Partnership's average realized oil price was $85.30 per Bbl after consideration of a negative thirteen percent ($13.03 per Bbl) oil differential to NYMEX compared to $71.36 per Bbl and a negative nine percent ($7.01 per Bbl) oil differential to NYMEX for the first six months of 2010. The average realized natural gas price was $4.25 per Mcf for the first six months of 2011 compared to $5.02 per Mcf in the first six months of 2010.

Recent Events

On June 22, 2011, pursuant to two Purchase and Sale Agreements (the “Purchase Agreements”), ENP agreed to acquire producing oil and natural gas assets in the Permian Basin in West Texas (the “Purchased Assets”) from a undisclosed seller.  ENP and Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard”) each agreed to purchase 50% of the Purchased Assets for $42.5 million and each paid the seller a non-refundable deposit of $4.25 million.  The effective date of this acquisition is May 1, 2011. We completed this acquisition on July 29, 2011 for an adjusted purchase price of $40.7 million, subject to customary post-closing adjustments to be determined.  The purchase price was funded with borrowings under our credit agreement.

On July 11, 2011, Vanguard and ENP announced the execution of a definitive agreement that would result in a merger whereby ENP would become a wholly-owned subsidiary of Vanguard Natural Gas, LLC (“VNG”) through a unit-for-unit exchange.  Under the terms of the definitive agreement, ENP’s public unitholders will receive 0.75 Vanguard common units in exchange for each ENP common unit they own at closing.  The transaction will result in approximately 18.4 million additional common units being issued by Vanguard.  The terms of the definitive agreement were unanimously approved by the members of the ENP Conflicts Committee, who negotiated the terms on behalf of ENP and is comprised solely of independent directors.  Jefferies & Company, Inc., has issued a fairness opinion to the ENP Conflicts Committee stating that they believe the exchange ratio is fair, from a financial point of view, to the unaffiliated unitholders of ENP. In addition, RBC Capital Markets has issued a fairness opinion to the Vanguard Conflicts Committee stating that they believe the exchange ratio is fair, from a financial point of view, to Vanguard.

The completion of the merger is subject to approval by a majority of the outstanding ENP common unitholders and also subject to the approval of the issuance of additional Vanguard common units in connection with the merger by the affirmative vote of a majority of the votes cast by Vanguard unitholders.  On August 2, 2011, ENP and Vanguard filed a Registration Statement on Form S-4 with the SEC, which has not been declared effective.  The Registration Statement incorporates a joint proxy statement/prospectus which ENP and Vanguard plan to mail to their respective unitholders in connection with obtaining unitholder approval of the proposed merger. Completion of the merger, assuming the requisite unitholder votes are obtained and subject to other customary terms and conditions, is expected to occur during the fourth quarter of 2011. Pending completion of the merger, ENP has agreed to customary restrictions in the way it conducts its business.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility through 2013 for natural gas and through 2014 for crude oil by implementing a hedging program on a portion of our total anticipated production. At June 30, 2011, the fair value of commodity derivative contracts was a net liability of approximately $47.3 million, of which $9.1 million settles during the next twelve months. Currently, we use fixed-price swaps, puts, put spreads, three-way collars and NYMEX collars to hedge oil and natural gas prices.

The following table summarizes new commodity derivative contracts put in place during the three months ended June 30, 2011:

	July 1, – December 31, 2011	Year 2012	Year 2013	Year 2014
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	—	366,000	365,000	—
Fixed Price ($/MMBtu)	$—	$5.27	$5.27	$—
Swaptions:
Notional Volume (MMBtu)	—	—	—	365,000
Fixed Price ($/MMBtu)	$—	$—	$—	$5.40

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	15,300	36,600	—	—
Price ($/Bbl)	$105.00	$105.00	$—	$—
Swaptions:
Notional Volume (Bbls)	—	—	36,500	—
Floor Price ($/Bbl)	$—	$—	$105.00	$—
Three Way Collars:
Notional Volume (Bbls)	19,125	—	—	—
Floor Price ($/Bbl)	$90.00	$—	$—	$—
Ceiling Price ($/Bbl)	$102.35	$—	$—	$—
Short Put Price ($/Bbl)	$70.00	$—	$—	$—
Put Spreads to be converted to Three-Way Collars:
Notional Volume (Bbls)	—	45,750	45,625	—
Floor Price ($/Bbl)	$—	$90.00	$90.00	$—
Short Put Price ($/Bbl)	$—	$70.00	$70.00	$—

After inclusion of the new commodity derivative contracts as shown in the table above, the following table summarizes all commodity derivative contracts in place at June 30, 2011:

	July 1, - December 31, 2011	Year 2012	Year 2013	Year 2014
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	1,877,168	3,733,932	3,358,000	—
Fixed Price ($/MMBtu)	$6.06	$5.70	$5.12	$—
Puts:
Notional Volume (MMBtu)	625,232	328,668	—	—
Fixed Price ($/MMBtu)	$6.31	$6.76	$—	$—
Total Gas Positions:
Notional Volume (MMBtu)	2,502,400	4,062,600	3,358,000	—

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	279,340	984,540	1,295,750	1,168,000
Fixed Price ($/Bbl)	$82.90	$84.10	$88.95	$88.95
Collars:
Notional Volume (Bbls)	345,920	475,800	—	—
Floor Price ($/Bbl)	$80.00	$74.23	$—	$—
Ceiling Price ($/Bbl)	$96.49	$90.98	$—	$—
Three-way Collars:
Notional Volume (Bbls)	19,125	—	—	—
Floor Price ($/Bbl)	$90.00	$—	$—	$—
Ceiling Price ($/Bbl)	$102.35	$—	$—	$—
Put Sold ($/Bbl)	$70.00	$—	$—	$—
Put Spreads to be converted to Three-Way Collars (1):
Notional Volume (Bbls)	—	45,750	45,625	—
Floor Price ($/Bbl)	$—	$90.00	$90.00	$—
Put Sold ($/Bbl)	$—	$70.00	$70.00	$—
Total Oil Positions:
Notional Volume (Bbls)	644,385	1,506,090	1,341,375	1,168,000

(1)	On July 7, 2011, we sold $120 calls on 125 Bbl/day for 2012-2013, establishing a Three-Way Collar.

Swaptions

Options were provided to counterparties under swaption agreements to extend swaps into 2013 on 36,500 Bbls of oil at a fixed price of $105.00 per Bbl and into 2014 on 365,000 MMBtu of gas at a fixed price of $5.40 per MMBtu.

Cash Distributions

On August 12, 2011, Encore will pay a second quarter cash distribution of $0.47 per unit to its unitholders of record as of August 5, 2011.  This quarterly distribution payment represents a $0.02 decrease from the amount distributed for the first quarter of 2011 and $0.03 decrease from the $0.50 per unit quarterly distributions paid in the second quarter of 2010.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $1.5 million in the second quarter of 2011 compared to $1.7 million for the comparable quarter of 2010.  During the three months ended June 30, 2011, Encore spent approximately $0.5 million in preparation for drilling in the Big Horn Basin and $0.25 million on drilling of non-operated properties in Oklahoma.  An additional $0.45 million was spent on maintenance capital projects and artificial lift upgrades in the Williston Basin and $0.3 million on recompletions in the Permian Basin.  Capital spending in the second quarter was below expectations as we experienced some delays in commencing drilling operations in the Big Horn Basin.  The delays have been resolved and drilling in the Big Horn Basin has been initiated.  As a result, all of the capital spending for the Big Horn Basin drilling projects is now expected to be incurred in the third and fourth quarters of 2011.

Liquidity Update

At June 30, 2011, ENP had $230.0 million outstanding under its credit agreement and $170.0 million of remaining availability.  After taking into consideration the funding of the recently closed Permian acquisition, as of August 3, 2011 there were $254.0 million of outstanding borrowings and $146.0 million of borrowing capacity under the credit agreement.

As shown on the June 30, 2011 balance sheet, all borrowings under the credit agreement are reflected as current liabilities.  This is due to the credit agreement maturing on March 7, 2012.  In July 2011, Vanguard began the syndication of a new credit facility that would retire all of the outstanding debt of ENP upon the consummation of a merger with Vanguard.  In the event that the merger is not consummated, we will continue to evaluate our options which, based on discussions with lenders, include extending the term of the credit agreement or refinancing under a new revolving credit facility.

Conference Call Information

Encore will host a conference call today to discuss its second quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-1468 or (480) 629-9869, for international callers and ask for the Encore Energy Partners call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Encore’s website, http://www.encoreenp.com.

A telephonic replay of the conference call will be available through September 4, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4461503#. A webcast archive will be available on the Investor Relations page at www.encoreenp.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at enpir@vnrllc.com.

About Encore Energy Partners LP

Encore Energy Partners LP is a publicly traded master limited partnership focused on the acquisition, production, and development of oil and natural gas properties.  ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  By virtue of Vanguard Natural Resources, LLC’s (NYSE: VNR)  (“Vanguard”) acquisition of Encore Energy Partners GP LLC and certain limited partner interests in Encore Energy Partners LP from Denbury Resources Inc. (NYSE: DNR) on December 31, 2010, Vanguard now owns approximately 46% of the common units of ENP.  More information on Vanguard can be found at www.vnrllc.com. More information on ENP can be found at www.encoreenp.com.

Forward-Looking Statements

This press release includes forward-looking statements, which give ENP's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, including ENP's evaluation of strategic alternatives, possible future transactions (including the timing or effects thereof), potential changes in ENP's current business plan, increases in unitholder value expected distributions, the benefits, timing, and mix of acquisitions, expected production volumes, expected expenses, expected taxes, expected capital expenditures, and expected differentials. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP's properties; diversion of management's attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders to fulfill their commitments; the strength and financial resources of ENP's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP's most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.

ENCORE ENERGY PARTNERS LP
OPERATING STATISTICS
 (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Average realized prices:
Oil ($/Bbl)	$90.90	$69.27	$85.30	$71.36
Natural gas ($/Mcf)	$4.31	$4.32	$4.25	$5.02
Natural gas liquids ($/Bbl)	$79.58	$59.49	$67.86	$56.99
Combined ($/BOE)	$70.03	$55.66	$66.01	$57.71

Total production volumes:
Oil (MBbls)	495	519	985	1,008
Natural gas (MMcf)	1,455	1,457	2,838	2,972
Natural gas liquids (MBbls)	39	43	80	114
Combined (MBOE)	777	805	1,538	1,618

Average daily production volumes:
Oil (Bbls/D)	5,444	5,704	5,444	5,572
Natural gas (Mcf/D)	15,984	16,011	15,678	16,420
Natural gas liquids (Bbls/D)	426	469	442	628
Combined (BOE/D)	8,534	8,841	8,499	8,937

Average NYMEX prices:
Oil (per Bbl)	$102.56	$78.12	$98.33	$78.37
Natural gas (per Mcf)	$4.31	$4.35	$4.21	$4.69

ENCORE ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit amounts)
(unaudited)
	Three months ended June 30,		Six months ended June 30
	2011	2010	2011	2010
Revenues:
Oil	$45,035	$35,957	$84,055	$71,967
Natural gas	6,268	6,288	12,061	14,910
Natural gas liquids	3,085	2,537	5,424	6,480
Marketing	34	77	81	147
Commodity derivative fair value gain (loss) - realized	(1,453)	1,324	(4,798)	617
Commodity derivative fair value gain (loss) - unrealized	23,529	15,264	(24,596)	21,443
Total revenues	76,498	61,447	72,227	115,564

Expenses:
Production:
Lease operating	10,737	10,262	18,747	21,639
Production and other taxes	5,703	4,891	10,025	10,199
Depletion, depreciation, amortization, and accretion	11,454	12,839	23,068	25,690
Exploration	-	55	-	76
General and administrative	4,929	3,543	8,259	7,271
Total expenses	32,823	31,590	60,099	64,875

Operating income	43,675	29,857	12,128	50,689

Other income (expenses):
Interest	(2,214)	(2,307)	(4,384)	(4,684)
Interest rate derivative fair value loss - realized	(441)	(969)	(1,413)	(1,951)
Interest rate derivative fair value gain (loss) - unrealized	228	(45)	623	(104)
Other	8	13	9	38
Total other expenses	(2,419)	(3,308)	(5,165)	(6,701)

Income before income taxes	41,256	26,549	6,963	43,988
Income tax provision	(83)	(85)	(195)	(111)

Net income	$41,173	$26,464	$6,768	$43,877

Net income allocation:
Limited partners' interest in net income	$40,721	$26,173	$6,694	$43,394
General partner's interest in net income	$452	$291	$74	$483

Net income per common unit:
Basic	$0.90	$0.58	$0.15	$0.96
Diluted	$0.90	$0.58	$0.15	$0.96

Weighted average common units outstanding:
Basic	45,484	45,342	45,478	45,320
Diluted	45,484	45,342	45,478	45,333

ENCORE ENERGY PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit amounts)
	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,695	$1,380
Accounts receivable - trade	26,555	22,795
Derivatives	855	2,604
Other	1,602	470
Total current assets	31,707	27,249
Properties and equipment, at cost - successful efforts method:
Proved properties, including wells and related equipment	860,724	857,999
Unproved properties	5	17
Accumulated depletion, depreciation, and amortization	(281,990)	(259,575)
	578,739	598,441
Other property and equipment	1,735	1,327
Accumulated depreciation	(738)	(613)
	997	714
Goodwill	9,290	9,290
Other intangibles, net	2,860	3,012
Derivatives	-	836
Other	4,738	1,778
Total assets	$628,331	$641,320
Liabilities and partners’ equity
Current liabilities:
Accounts payable:
Trade	$2,106	$2,103
Affiliate	1,456	98
Accrued liabilities:
Lease operating	4,594	4,550
Development capital	1,280	890
Interest	225	298
Production and other taxes	12,045	10,109
Derivatives	10,752	3,530
Oil and natural gas revenues payable	339	1,730
Credit agreement	230,000	-
Other	2,184	1,278
Total current liabilities	264,981	24,586
Derivatives	38,252	20,681
Future abandonment cost, net of current portion	13,305	13,080
Deferred taxes	23	11
Credit agreement	-	234,000
Other	412	-
Total liabilities	316,973	292,358
Commitments and contingencies
Partners' equity:
Limited partners - public, 24,565,529 and 24,417,542 common units issued and outstanding respectively	319,664	340,126
Limited partners - affiliates, 20,924,055 common units issued and outstanding	(7,308)	10,125
General partner - 504,851 general partner units issued and outstanding	(515)	(94)
Accumulated other comprehensive loss	(483)	(1,195)
Total partners' equity	311,358	348,962
Total liabilities and partners' equity	$628,331	$641,320

Non-GAAP Financial Measure

Adjusted EBITDAX

We define Adjusted EBITDAX as net income plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depletion, depreciation and amortization (including accretion of asset retirement obligations);

•	Exploration expense;

•	Amortization of premiums paid on derivative contracts;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Income taxes;

•	Unit-based compensation expense;

•	Material transaction costs incurred on acquisitions and mergers; and

•	Non-cash debt related expense paid by previous owner.

Adjusted EBITDAX is a significant performance metric used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, and others to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry.

 Our Adjusted EBITDAX should not be considered as an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDAX excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDAX may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income plus:

•	Depletion, depreciation and amortization (including accretion of asset retirement obligations);

•	Exploration expense;

•	Amortization of premiums paid on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Unit-based compensation expense;

•	Material transaction costs incurred on acquisitions and mergers; and

•	Non-cash debt related expense paid by previous owner

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

ENCORE ENERGY PARTNERS LP
Reconciliation of Net Income to Adjusted EBITDAX and Distributable Cash Flow
(Unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$41,173	$26,464	$6,768	$43,877
Plus:
Net interest expense, including realized losses on interest rate derivative contracts	2,654	3,263	5,795	6,597
Depletion, depreciation and amortization	11,454	12,839	23,068	25,690
Exploration expense	-	55	-	76
Amortization of premiums paid on derivative contracts	-	2,448	3,953	4,868
Unrealized (gains) losses on commodity and interest rate derivative contracts	(23,757)	(15,219)	23,973	(21,339)
Income taxes	83	85	195	111
Unit-based compensation expense	265	135	445	1,041
Material transaction costs incurred on acquisitions and mergers	407	-	407	-
Non-cash debt related expense paid by previous owner	-	-	-	938
Adjusted EBITDAX	$32,279	$30,070	$64,604	$61,859
Less:
Interest expense, net	2,654	3,263	5,795	6,597
Income taxes	83	85	195	111
Drilling, capital workover and recompletion expenditures	1,474	1,729	2,713	2,263
Distributable Cash Flow	$28,068	$24,993	$55,901	$52,888

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts; and

•	Material transaction costs incurred on acquisitions and mergers.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash natural gas and oil property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

ENCORE ENERGY PARTNERS LP
Reconciliation of Net Income to Adjusted Net Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income	$41,173	$26,464	$6,768	$43,877
Plus:
Unrealized (gains) losses on commodity and interest rate derivative contracts	(23,757)	(15,219)	23,973	(21,339)
Material transaction costs incurred on acquisitions and mergers	407	-	407	-
Adjusted Net Income	$17,823	$11,245	$31,148	$22,538

Basic net income per unit:	$0.90	$0.58	$0.15	$0.96
Plus:
Unrealized (gains) losses on commodity and interest rate derivative contracts	(0.52)	(0.33)	0.52	(0.47)
Material transaction costs incurred on acquisitions and mergers	0.01	-	0.01	-
Basic adjusted net income per unit:	$0.39	$0.25	$0.68	$0.49

Important Information for Investors

This communication does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, and only if and when a definitive agreement has been entered into by Encore Energy Partners, LP (“ENP”) and Vanguard Natural Resources, LLC (“VNR”), pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”).  If the proposed merger is approved, a registration statement of VNR, which will include a joint proxy statement of ENP and VNR, which will also constitute a prospectus of VNR, and other materials, will be filed with the SEC. IF AND WHEN APPLICABLE, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DOCUMENTS FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENP, VNR AND THE PROPOSED MERGER. If and when applicable, investors and security holders may obtain a free copy of the joint proxy statement / prospectus and other documents containing information about ENP and VNR, without charge, at the SEC’s website at www.sec.gov

SOURCE: Encore Energy Partners LP

CONTACT: Encore Energy Partners LP

Investor Relations

Lisa Godfrey, 832-327-2234

enpir@vnrllc.com